PROSPECTUS SUPPLEMENT
                                 (To Prospectus dated February 27, 2003)

Enhanced Appreciation Securities
UBS AG $4,200,000 NOTES LINKED TO THE SILVER SPOT PRICE DUE JUNE 29, 2007


Issuer:                          UBS AG

Maturity Date:                   June 29, 2007

Term:                            18 Months

Coupon: We will not pay you interest during the term of the Notes.

Underlying Commodity:            The return on the Notes is linked to the market
                                 price of silver, based on the daily London
                                 Silver Fix Price (the "silver spot price").


Payment at                       You will receive a cash payment at maturity
Maturity:                        that is based on the Silver Return. If the
                                 Silver Return is positive, the Silver Return will be tripled, subject to a maximum gain on the Notes of 34%. Therefore, the maximum payment at maturity for each $10 principal amount of the Notes will be $13.40. The Notes are fully exposed to any decline in the silver spot price and a negative Silver Return will reduce your cash payment at maturity. For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-13.

                                 YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE SILVER SPOT PRICE DECLINES.

Silver Return:                   Silver Ending Price - Silver Starting Price
                                 -------------------------------------------
                                           Silver Starting Price

Silver Starting Price:           $8.3850, the silver spot price on December 22,
                                 2005 (the trade date).

Silver Ending Price:             The silver spot price on or about June 25, 2007
                                 (the "final valuation date").

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

Booking Branch:                  UBS AG, Jersey Branch

CUSIP Number:                    G9183D245

SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ........            100%             1.50%           98.50%
Total ...........         $4,200,000         $63,000        $4,137,000



UBS INVESTMENT BANK         UBS FINANCIAL SERVICES INC.               [UBS LOGO]

Prospectus Supplement dated December 22, 2005

Prospectus Supplement Summary


THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the market price of silver, based on the daily London Silver Fix Price (the "silver spot price"). You will receive a cash payment at maturity that is based on the Silver Return. If the Silver Return is positive, the Silver Return will be tripled, subject to a maximum gain on the Notes of 34%. THEREFORE, THE MAXIMUM PAYMENT AT MATURITY FOR EACH $10 PRINCIPAL AMOUNT OF THE NOTES WILL BE $13.40. THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE SILVER SPOT PRICE AND A NEGATIVE SILVER RETURN WILL REDUCE YOUR CASH PAYMENT AT MATURITY. We will not pay you interest during the term of the Notes.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE SILVER SPOT PRICE DECLINES.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-13.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the potential to enhance returns based on any appreciation in the silver spot price by tripling a positive Silver Return up to a maximum gain on the Notes of 34%.

> NO INTEREST PAYMENTS--We will not pay you interest during the term of the Notes.

> MINIMUM INVESTMENT--Your minimum investment is 1,000 Notes at a principal amount of $10.00 per Note (a minimum purchase price of $10,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 1,000 Notes.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the silver spot price. You may lose some or all of your investment if the silver spot price declines.

> MAXIMUM POTENTIAL RETURN AT MATURITY--You can only earn the maximum gain on the Notes of 34% if you hold your Notes to maturity.

> YOUR APPRECIATION POTENTIAL IS LIMITED--If the Silver Return is positive, the Silver Return will be tripled, subject to a maximum gain on the Notes of 34%. Therefore, you will not benefit from any positive Silver Return in excess of approximately 11.33% (that is, one-third of the maximum gain on the Notes). As a result, the maximum payment at maturity for each $10 principal amount of the Notes will be $13.40. The return on your investment in the Notes may not perform as well as a direct investment in silver or in a security whose return is based solely on the market price of silver.

> NO INTEREST PAYMENTS--You will not receive any interest payments on the Notes.

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the silver spot price will appreciate over the term of the Notes and that such appreciation is unlikely to exceed the 34% maximum gain on the Notes at maturity.

>    You are willing to hold the Notes to maturity.

> You are willing to make an investment that is exposed to the full downside performance risk of the silver spot price.

>    You seek an investment with a return linked to the silver spot price.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

>    You seek current income from your investment.

> You seek an investment that is exposed to the full upside performance of the silver spot price or you are unwilling to make an investment that is exposed to the full downside performance risk of the silver spot price.

> You believe that the silver spot price is not likely to appreciate over the term of the Notes, or you believe that the silver spot price will appreciate over the term of the Notes and that such appreciation will be in an amount greater than the 34% maximum gain on the Notes at maturity.

>    You seek an investment for which there will be an active secondary market.

>    You are unable or unwilling to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-20.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the Silver Return. If the Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, THE NOTES SHOULD BE TREATED IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT THE NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS--ALTERNATIVE TREATMENTS" ON PAGE S-20.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE SILVER RETURN.

        The Silver Return, which may be positive or negative, is the difference between the silver spot price on the final valuation date and on the trade date, expressed as a percentage of the silver spot price on the trade date, calculated as follows:

                          Silver Ending Price - Silver Starting Price
          Silver Return = -------------------------------------------
                                     Silver Starting Price

        where the "Silver Starting Price" is $8.3850, the silver spot price on the trade date, and the "Silver Ending Price" is the silver spot price on the final valuation date.

STEP 2: CALCULATE THE ADJUSTED SILVER RETURN ON THE NOTES.

        The Adjusted Silver Return is based on the Silver Return, which may be positive or negative:

        1) If the Silver Return is positive:
           ---------------------------------

        Adjusted Silver Return = (Silver Return x 3), subject to a maximum gain of 34%

        2) If the Silver Return is zero or negative:
           -----------------------------------------

        Adjusted Silver Return = Silver Return

STEP 3: CALCULATE THE CASH PAYMENT AT MATURITY.

        Payment at maturity = principal amount of the Notes + (principal amount of the Notes x Adjusted Silver Return)

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Silver Starting Price:                            $8.3850
Principal amount of the Notes:                    $10.00
Maximum gain on the Notes:                        34%
Maximum Payment at Maturity:                      $13.40
--------
* SINCE THE MAXIMUM GAIN ON THE NOTES IN THE EXAMPLES BELOW IS 34%, AN ORIGINAL INVESTOR IN THE NOTES WILL NOT PARTICIPATE IN A SILVER RETURN OF MORE THAN APPROXIMATELY 11.33% AT MATURITY.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE SILVER SPOT PRICE IS UP 4% FROM THE SILVER STARTING PRICE OF $8.3850.

Since the Silver Return is 4%, you receive three times the Silver Return, up to the 34% maximum gain on the Notes.

Adjusted Silver Return = (Silver Return x 3) = (4% x 3) = 12%

Your total cash payment at maturity would therefore be $11.20 (a 12% total return on investment) which includes:

>    Principal amount                                $10.00
>    Principal amount x Adjusted Silver Return       $ 1.20    ($10.00 x 12%)
                                                     ------
                          TOTAL:                     $11.20
                                                     ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE SILVER SPOT PRICE IS UP 20% FROM THE SILVER STARTING PRICE OF $8.3850.

Since the Silver Return is 20%, you receive three times the Silver Return, up to the 34% maximum gain on the Notes.

Adjusted Silver Return = (Silver Return x 3) = (20% x 3) = 60%, up to the 34% maximum gain on the Notes = 34%

Your total cash payment at maturity would therefore be limited to $13.40 (a 34% total return on investment) which includes:

>    Principal amount                                $10.00
>    Principal amount x Adjusted Silver Return       $ 3.40    ($10.00 x 34%)
                                                     ------
                          TOTAL:                     $13.40    (this is the
                                                     ======     maximum payment
                                                                on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE SILVER SPOT PRICE IS DOWN 20% FROM THE SILVER STARTING PRICE OF $8.3850.

Since the Silver Return is -20% on the final valuation date, your investment is fully exposed to the decline of the silver spot price.

Adjusted Silver Return = Silver Return = -20%

Your total cash payment at maturity would therefore be $8.00 (a 20% loss) which includes:

>    Principal amount                                $10.00
>    Principal amount x Adjusted Silver Return       $-2.00    ($10.00 x -20%)
                                                     ------
                         TOTAL:                      $ 8.00
                                                     ======

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

         ASSUMPTIONS:

         Underlying Commodity:                    Silver
         Silver Starting Price:                   $8.3850
         Principal amount of the Notes:           $10.00
         Term:                                    18 months
         Maximum gain on the Notes:               34%
         Silver price performance:                100% to -100% for table
                                                  60% to -60% for graph

         ------------------------------     --------------------------------
           SILVER PRICE PERFORMANCE             PERFORMANCE OF THE NOTES
         ------------------------------     --------------------------------
                 SILVER RETURN                 NOTES PAYMENT      TOTAL
                 AT MATURITY*                   AT MATURITY*      RETURN*
         ------------------------------     --------------------------------
                    100%                            $13.40          34%
                     80%                            $13.40          34%
                     60%                            $13.40          34%
                     40%                            $13.40          34%
                     20%                            $13.40          34%
                     15%                            $13.40          34%
                     12%                            $13.40          34%
         ------------------------------     --------------------------------
                  11.33%                            $13.40          34%
         ------------------------------     --------------------------------
                     10%                            $13.00          30%
                      8%                            $12.40          24%
                      6%                            $11.80          18%
                      4%                            $11.20          12%
                      2%                            $10.60           6%
         ------------------------------     --------------------------------
                      0%                            $10.00           0%
         ------------------------------     --------------------------------
                     -5%                             $9.50          -5%
                    -10%                             $9.00         -10%
                    -15%                             $8.50         -15%
                    -20%                             $8.00         -20%
                    -40%                             $6.00         -40%
                    -80%                             $2.00         -80%
         ------------------------------     --------------------------------
                   -100%                             $0.00        -100%
         ------------------------------     --------------------------------
*Values have been rounded for ease of analysis


                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------


Risk Factors

The return on the Notes is linked to the market price of silver, based on the daily London Silver Fix Price (the "silver spot price"). Investing in the Notes is not equivalent to investing directly in silver or securities whose return is based solely on the market price of silver. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE SILVER SPOT PRICE AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

The Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the Silver Return is negative. Your cash payment at maturity will be based on the Silver Return, which may be positive or negative. A negative Silver Return will reduce your cash payment at maturity below your principal. We expect that generally the market value of the Notes will depend primarily on the market price of silver. Silver prices are global and subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, such as:

>    the structure of and confidence in the global monetary system;

>    expectations of the future rate of inflation;

> the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of silver is generally quoted;

>    interest rates;

>    silver borrowing and lending rates; and

> global or regional economic, financial, political, regulatory, judicial or other events.

Silver prices may also be affected by industry factors such as:

>    industrial and jewelry demand;

> lending, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold silver;

>    levels of silver production and production costs; and

> short-term changes in supply and demand because of trading activities in the silver market.

It is not possible to predict the aggregate effect of all or any combination of these factors.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE SILVER SPOT PRICE DECLINES.

See "What are the steps to calculate payment at maturity?" on page S-3.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS 34%; THE SILVER RETURN IS CAPPED AT APPROXIMATELY 11.33%, WHICH IS ONE-THIRD OF THE MAXIMUM GAIN ON THE NOTES.

Your payment at maturity is based on the Silver Return, which if positive will be tripled subject to the maximum gain on the Notes of 34%. Since the maximum gain on the Notes is 34%, you will not benefit from a positive Silver Return in excess of approximately 11.33% (which is equal to one-third of the maximum gain on the Notes).

RISK FACTORS
--------------------------------------------------------------------------------


OWNING THE NOTES IS NOT THE SAME AS OWNING SILVER OR A SECURITY DIRECTLY LINKED TO THE MARKET PRICE OF SILVER.

The return on your Notes will not reflect the return you would realize if you actually owned the silver or a security directly linked to the market price of silver and held such investment for a similar period because the maximum gain on the Notes at maturity is 34%.

If the Silver Return exceeds approximately 11.33%, your return on the Notes at maturity will be less than the return on a direct investment in silver without taking into account taxes and other costs related to such a direct investment.

Even if the silver spot price increases above the Silver Starting Price during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the silver spot price to increase while the market value of the Notes declines.

Your Notes may trade differently from the market price of silver, and changes in the market price of silver may not result in comparable changes in the market value of your Notes.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the market price of silver and the frequency and magnitude of changes in the market price of silver will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to:

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;

>    interest rates in the market;

>    the time remaining to the maturity of the Notes;

>    the creditworthiness of UBS; and

> economic, financial, political, regulatory, judicial or other events that affect the market price of silver or that affect stock markets generally.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

RISK FACTORS
--------------------------------------------------------------------------------


HISTORICAL MARKET PRICE OF SILVER SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE MARKET PRICE OF SILVER DURING THE TERM OF THE NOTES.

The historical market price of silver should not be taken as an indication of the future market price of silver. As a result, it is impossible to predict whether the market price of silver will rise or fall. The market price of silver will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market price of silver.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-18, we or one or more affiliates may hedge our obligations under the Notes by purchasing futures or options on silver or other derivative instruments with returns linked or related to changes in the market price of silver, and we may adjust these hedges by, among other things, purchasing or selling the futures or options on silver or other derivative instruments with returns linked or related to changes in the market price of silver at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of silver, and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in instruments linked to the market price of silver on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. In addition, in its capacity as a market-making member of the London Bullion Market Association ("LBMA"), UBS quotes prices for the buying and selling of silver for spot and forward delivery on a daily basis. Any of these activities could adversely affect the market price of silver and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the market price of silver. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to silver that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports on silver or companies related to the silver industry. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of silver and, therefore, the market value of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND UBS IN ITS CAPACITY AS A MARKET-MAKING MEMBER OF THE LBMA.

In its capacity as a market-making member of the LBMA, UBS quotes prices for buying and selling of silver for spot and forward delivery on a daily basis. As described below, if a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the Silver Ending Price based on quotations provided by at least three major silver dealers that are members of the LBMA.

RISK FACTORS
--------------------------------------------------------------------------------


Accordingly, in determining the Silver Ending Price, the calculation agent may rely in part on a quotation provided by UBS in its capacity as a market-making member of the LBMA. This may present a conflict between our obligations as a market-making member of the LBMA and your interests as a holder of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES.

You will not receive any periodic interest payments on the Notes.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the calculation agent will determine the Silver Ending Price based on quotations provided by at least three major silver dealers that are members of the LBMA, which we refer to as "reference dealers." If the calculation agent is unable to determine the Silver Ending Price on the basis of quotations provided by reference dealers, then the calculation agent will use the Silver Ending Price on the next silver trading day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than five business days. As a result, the maturity date for the Notes could also be postponed, although not by more than five business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the Silver Ending Price is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate based on its assessment, made in its sole discretion, of the Silver Ending Price that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-14.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-17. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Silver Ending Price has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-2, "Supplemental Tax Considerations" on page S-20, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

--------------------------------------------------------------------------------


Operation of the Silver Market

THE FOLLOWING DISCUSSION OF THE OPERATION OF THE SILVER MARKET IS BASED ON PUBLICLY AVAILABLE INFORMATION AND IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY. YOU SHOULD MAKE YOUR OWN INVESTIGATION INTO THE SILVER MARKET IN DETERMINING WHETHER THE NOTES ARE A SUITABLE INVESTMENT FOR YOU.

The London silver market is the principal global clearing center for over-the-counter silver transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives. The principal representative body of the London silver market is the London Bullion Market Association ("LBMA"). The LBMA is currently comprised of 60 members, of which nine are market-making members, plus a number of associate members around the world. UBS is currently a market-making member of the LBMA.

Included within the LBMA is the London Silver Fix, established in the 1890s, which consists of three market-making members of the LBMA, currently the Bank of Nova Scotia-ScotiaMocatta, Deutsche Bank AG and HSBC Bank USA, NA. The London Silver Fix conducts a Silver Fixing meeting, under the current chairmanship of the Bank of Nova Scotia-ScotiaMocatta, at 12:00 p.m. each London business day to determine the London Silver Fix Price for that day's trading (the "silver spot price").

Clients place orders with the dealing rooms of three market-making members, who net all orders before communicating their interest to their representative at the Silver Fixing meeting. Orders may be changed at any time during these proceedings. The silver price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedure is followed against at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media.

The London Silver Fix Price is the most widely used benchmark for daily silver prices. As described under "Specific Terms of the Notes" on page S-13, the Silver Starting Price of $8.3850 is based on the London Silver Fix Price on the trade date, and the Silver Ending Price will be based on the London Silver Fix Price on the final valuation date. You can obtain the daily London Silver Fix Price at www.bloomberg.com under the symbol "SLVRLN."

HISTORICAL SILVER PRICES

The market for silver is global and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of silver is generally quoted; interest rates; silver borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other events. In addition, silver prices may be affected by industry factors such as industrial and jewelry demand; lending, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold silver; levels of silver production and production costs; and short-term changes in supply and demand because of trading activities in the silver market. It is not possible to predict the aggregate effect of all or any combination of these factors. See `'Risk Factors" beginning on page S-6.

The following table sets forth the historical silver spot prices from January 30, 1998 through December 22, 2005. PAST MOVEMENTS OF THE LONDON SILVER FIX PRICE ARE NOT NECESSARILY INDICATIVE OF THE FUTURE LONDON SILVER FIX PRICE. The historical experience of the London Silver Fix Price should not be taken as an indication of future performance and no assurance can be given that the London Silver Fix Price will not decrease in the future.

OPERATION OF THE SILVER MARKET
--------------------------------------------------------------------------------


  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

1998        6.0475         2001         4.575                2004         5.965
              6.37                       4.79                             6.225
             6.345                       4.43                              6.58
             6.215                       4.33                             7.825
            4.9565                      4.365                              5.95
            5.3575                      4.425                             6.165
             5.525                      4.335                              5.91
             4.785                      4.215                              6.42
             5.385                        4.2                              6.74
             5.055                      4.585                             6.665
             4.925                      4.275                              7.16
1999         5.005                       4.14                             7.755
            5.2375         2002          4.52                2005         6.815
              5.58                      4.275                              6.72
             5.025                      4.435                              7.35
              5.44                      4.675                            7.1875
             4.935                        4.6                              6.98
            5.2175                      5.045                              7.13
            5.4475                       4.87                               7.1
            5.0775                       4.66                             7.145
             5.575                      4.565                              6.74
              5.29                     4.5325                              7.53
              5.18                      4.475                             7.765
2000          5.33                       4.43                              8.21
              5.26         2003         4.665          12/22/2005         8.385
             5.095                     4.8725
             4.935                      4.595
            4.9375                       4.46
               4.9                      4.605
            5.0175                       4.56
              4.95                      4.505
              4.91                       5.08
            4.8875                      5.105
              4.74                      5.115
              4.63                      5.135
                                         5.35

Source: Bloomberg L.P.

                             LONDON SILVER FIX PRICE

 DATE       PRICE ($)      DATE        PRICE ($)       DATE        PRICE ($)
 ----       ---------      ----        ---------       ----        ---------
1/30/98       6.0475      9/29/00        4.8875       5/30/03        4.5600
2/27/98       6.3700      10/31/00       4.7400       6/30/03        4.5050
3/31/98       6.3450      11/30/00       4.6300       7/31/03        5.0800
4/30/98       6.2150      12/29/00       4.5750       8/29/03        5.1050
5/29/98       4.9565      1/31/01        4.7900       9/30/03        5.1150
6/30/98       5.3575      2/28/01        4.4300       10/31/03       5.1350
7/31/98       5.5250      3/30/01        4.3300       11/28/03       5.3500
8/31/98       4.7850      4/30/01        4.3650       12/31/03       5.9650
9/30/98       5.3850      5/31/01        4.4250       1/30/04        6.2250
10/30/98      5.0550      6/29/01        4.3350       2/27/04        6.5800
11/30/98      4.9250      7/31/01        4.2150       3/31/04        7.8250
12/31/98      5.0050      8/31/01        4.2000       4/30/04        5.9500
1/29/99       5.2375      9/28/01        4.5850       5/31/04        6.1650
2/26/99       5.5800      10/31/01       4.2750       6/30/04        5.9100
3/31/99       5.0250      11/30/01       4.1400       7/30/04        6.4200
4/30/99       5.4400      12/31/01       4.5200       8/31/04        6.7400
5/31/99       4.9350      1/31/02        4.2750       9/30/04        6.6650
6/30/99       5.2175      2/28/02        4.4350       10/29/04       7.1600
7/30/99       5.4475      3/29/02        4.6750       11/30/04       7.7550
8/31/99       5.0775      4/30/02        4.6000       12/30/04       6.8150
9/30/99       5.5750      5/31/02        5.0450       1/31/05        6.7200
10/29/99      5.2900      6/28/02        4.8700       2/28/05        7.3500
11/30/99      5.1800      7/31/02        4.6600       3/31/05        7.1875
12/31/99      5.3300      8/30/02        4.5650       4/29/05        6.9800
1/31/00       5.2600      9/30/02        4.5325       5/31/05        7.1300
2/29/00       5.0950      10/31/02       4.4750       6/30/05        7.1000
3/31/00       4.9350      11/29/02       4.4300       7/29/05        7.1450
4/28/00       4.9375      12/31/02       4.6650       8/31/05        6.7400
5/31/00       4.9000      1/31/03        4.8725       9/30/05        7.5300
6/30/00       5.0175      2/28/03        4.5950       10/31/05       7.7650
7/31/00       4.9500      3/31/03        4.4600       11/30/05       8.2100
8/31/00       4.9100      4/30/03        4.6050       12/22/05       8.3850

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. Your cash payment at maturity is based on the Silver Return. If the Silver Return is positive, the Silver Return will be tripled, subject to a maximum gain on the Notes of 34%. Therefore, the maximum payment at maturity for each $10.00 principal amount of the Notes will be $13.40. The Notes are fully exposed to any decline in the silver spot price and a negative Silver Return will reduce your cash payment at maturity below your principal amount. You may lose some or all of your investment if the silver spot price declines. For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-13.

PRIOR TO MATURITY. You should understand that the market value of the Notes prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the market price of silver and the frequency and magnitude of changes in the market price of silver will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates, the time remaining to the maturity of the Notes, the perceived creditworthiness of UBS, as well as global or regional economic, financial, political, regulatory or other events. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 1,000 Notes at a principal amount of $10.00 per Note (a minimum purchase price of $10,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 1,000 Notes.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Silver Return. If the Silver Return is positive, the Silver Return will be tripled, subject to a maximum gain on the Notes of 34%. Therefore, the maximum payment at maturity for each $10 principal amount of the Notes will be $13.40. The Notes are fully exposed to any decline in the silver spot price and a negative Silver Return will reduce your cash payment at maturity below the principal amount of your Notes. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE SILVER SPOT PRICE DECLINES.

For each $10 principal amount of the Notes, we will pay you in cash an amount equal to $10 plus the Adjusted Silver Return multiplied by $10.

The "Silver Return" will be the difference between the silver spot price on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

                      Silver Ending Price - Silver Starting Price
      Silver Return = -------------------------------------------
                                 Silver Starting Price

where the "Silver Starting Price" is $8.3850, the silver spot price on the trade date and the "Silver Ending Price" is the silver spot price on the final valuation date.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


The "Adjusted Silver Return" will be based on the Silver Return, which may be positive or negative. If the Silver Return is positive, it will be tripled to calculate the Adjusted Silver Return, subject to a maximum gain on the Notes of 34%. If the Silver Return is zero or negative, the Adjusted Silver Return will be equal to the Silver Return.

The payment at maturity for each Note will be calculated as follows:

         Payment at maturity = principal amount of the Note + (principal amount of the Note x Adjusted Silver Return)

See "What are the steps to calculate payment at maturity?"  on page S-3.

MATURITY DATE

The maturity date will be June 29, 2007, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be June 25, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Silver Ending Price on the final valuation date. If a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the Silver Ending Price based on quotations provided by at least three major silver dealers that are members of the London Bullion Market Association, which we refer to as "reference dealers." If the calculation agent is unable to determine the Silver Ending Price on the basis of quotations provided by reference dealers, then the calculation agent will use the silver spot price on the next silver trading day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If it is not possible to determine the Silver Ending Price at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the Silver Ending Price that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in silver on the London silver market, as determined by the calculation agent in its sole discretion;

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


> a suspension, absence or material limitation of trading in silver option or futures contracts in the primary market for those contracts, as determined by the calculation agent in its sole discretion;

> the failure of the London silver market to announce or publish the London Silver Fix Price prior to or on the final valuation date, or a temporary or permanent discontinuance or unavailability of the London Silver Fix Price; and

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

> a decision to permanently discontinue trading in the silver option or futures contracts.

For this purpose, an "absence of trading" in the primary securities market on which silver option or futures contracts are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained; or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

ALTERATION OF METHOD OF REPORTING THE LONDON SILVER FIX PRICE.

If the calculation agent determines that the method of reporting the London Silver Fix Price has been changed at any time in any respect that causes it not to fairly represent the London Silver Fix Price had

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


such changes not been made, then the calculation agent may, on the final valuation date, make adjustments in the determination of the Silver Ending Price that it believes are appropriate to ensure that the Silver Ending Price used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the silver spot price may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Silver Return, the Silver Starting Price, the Silver Ending Price and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities or linked to the market price of silver and/or listed and/or over-the-counter options or futures or other instruments on silver prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments based on the market price of silver.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the instruments designed to track the performance of the market price of silver.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-6 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2005 (UNAUDITED)                               CHF       USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt
  Debt issued(1) ...........................................   268,298   207,286
                                                               -------   -------
  Total Debt ...............................................   268,298   207,286
Minority Interest(2) .......................................     7,556     5,838
Shareholders' Equity .......................................    39,019    30,146
                                                               -------   -------
Total capitalization .......................................   314,873   243,269
                                                               =======   =======

------------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.
(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.77259.

--------------------------------------------------------------------------------


Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid derivative contract with respect to the Silver Return and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes should be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. Alternatively, the Internal Revenue Service could possibly assert that any gain or loss from the Notes should be treated as gain or loss from the sale or exchange of a metal, which is generally taxed at a rate of 28%. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

Residents of Switzerland
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively; provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Silver Return included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains, and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.25% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary .............       S-1
Risk Factors ..............................       S-6
Operation of the Silver Market ............      S-10
Valuation of the Notes ....................      S-12
Specific Terms of the Notes ...............      S-13
Use of Proceeds and Hedging ...............      S-18
Capitalization of UBS .....................      S-19
Supplemental Tax Considerations ...........      S-20
ERISA Considerations ......................      S-22
Supplemental Plan of Distribution .........      S-23

PROSPECTUS

Introduction ..............................         3
Cautionary Note Regarding Forward-
  Looking Information .....................         5
Incorporation of Information About
  UBS AG ..................................         7
Where You Can Find More Information .......         7
Presentation of Financial Information .....         8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ...................         9
Capitalization of UBS .....................         9
UBS .......................................        10
Use of Proceeds ...........................        12
Description of Debt Securities We May
  Offer ...................................        13
Description of Warrants We May Offer ......        35
Legal Ownership and Book-Entry
  Issuance ................................        52
Considerations Relating to Indexed
  Securities ..............................        57
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency ...........        60
U.S. Tax Considerations ...................        63
Tax Considerations Under the Laws of
  Switzerland .............................        74
ERISA Considerations ......................        76
Plan of Distribution ......................        77
Validity of the Securities ................        80
Experts ...................................        80


[UBS LOGO]



Enhanced
Appreciation
Securities


UBS AG $4,200,000 NOTES
LINKED TO THE SILVER SPOT PRICE
DUE JUNE 29, 2007






PROSPECTUS SUPPLEMENT


DECEMBER 22, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)













UBS Investment Bank
UBS Financial Services Inc.